Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Achieve Life Sciences, Inc., of our report dated March 1, 2018 relating to the consolidated financial statements of Achieve Life Sciences, Inc., which appears in Achieve Life Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 of Achieve Life Sciences, Inc. (File No. 333-224840) incorporated by reference into this registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada
June 14, 2018